Exhibit 99.1

NEWS RELEASE

CONTACT:
CreditRiskMonitor.com, Inc.
Jerry Flum, CEO
(845) 230-3030
ir@crmz.com

FOR IMMEDIATE RELEASE

CreditRiskMonitor 9 Month Operating Results for 2012

VALLEY COTTAGE, NY—November 8, 2012—CreditRiskMonitor (OTCQX: CRMZ) reported that revenues were $2.82 million and $8.21 million for the 3 and 9 months ended September 30, 2012, respectively, an increase of 9% over the comparable periods last year. For the same periods, income from operations was $442,000 and $724,000, respectively, compared to $249,000 and $736,000 for the comparable 2011 periods. Cash, cash equivalents and marketable securities at the end of the nine-month period increased $1.16 million to $9.44 million from the 2011 year-end balance of $8.28 million.

Jerry Flum, CEO said, “We’re still growing sales in spite of the current difficult economic environment. Our short-term results continue to be negatively impacted by our continued investment in infrastructure and new data content, as well as the addition of new employees to improve our service. Although this strategy impacts profitability in the short-term, we believe our long-term prospects are enhanced. Our balance sheet is strong, allowing us the flexibility to manage our company toward longer-term goals which create greater shareholder value.”

CREDITRISKMONITOR.COM, INC.
STATEMENTS OF OPERATIONS
FOR THE 3 AND 9 MONTHS ENDED SEPTEMBER 30, 2012 AND 2011
(Unaudited)

	3 Months Ended September 30,		9 Months Ended September 30,
	2012	2011	2012	2011

Operating revenues	$2,822,056	$2,580,339	$8,207,538	$7,559,650

Operating expenses:
Data and product costs	914,186	716,226	2,777,343	2,196,463
Selling, general and administrative expenses	1,427,830	1,572,311	4,591,402	4,502,063
Depreciation and amortization	37,880	42,753	114,436	125,482

Total operating expenses	2,379,896	2,331,290	7,483,181	6,824,008

Income from operations	442,160	249,049	724,357	735,642
Other income, net	13,851	52,096	26,468	87,015

Income before income taxes	456,011	301,145	750,825	822,657
Provision for income taxes	(182,473)	(72,260)	(312,352)	(254,711)

Net income	$273,538	$228,885	$438,473	$567,946

Net income per share:
Basic	$0.03	0.03	$$0.06	$0.07
Diluted	$0.03	$0.03	$0.05	$0.07

CREDITRISKMONITOR.COM, INC.
BALANCE SHEETS
SEPTEMBER 30, 2012 AND DECEMBER 31, 2011

	Sept. 30, 2012	Dec. 31, 2011
	(Unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$7,689,332	$6,531,204
Marketable securities	1,754,534	1,753,072
Accounts receivable, net of allowance	1,244,477	1,551,213
Other current assets	264,705	451,143

Total current assets	10,953,048	10,286,632

Property and equipment, net	281,599	306,810
Goodwill	1,954,460	1,954,460
Prepaid and other assets	51,892	23,232

Total assets	$13,240,999	$12,571,134

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Deferred revenue	$6,620,644	$6,471,494
Accounts payable	86,022	60,941
Accrued expenses	735,901	1,087,163
Accrued income taxes	430,676	157,385

Total current liabilities	7,873,243	7,776,983

Other liabilities	5,108	3,714

Total liabilities	7,878,351	7,780,697

Stockholders’ equity:
Preferred stock, $.01 par value; authorized 5,000,000 shares; none issued	--	--
Common stock, $.01 par value; authorized 25,000,000 shares; issued and outstanding 7,943,462 and 7,920,462 shares, respectively	79,434	79,204
Additional paid-in capital	28,731,187	28,597,679
Accumulated deficit	(23,447,973)	(23,886,446)

Total stockholders’ equity	5,362,648	4,790,437

Total liabilities and stockholders’ equity	$13,240,999	$12,571,134

Overview

CreditRiskMonitor (http://www.crmz.com) is an Internet-based publisher of financial risk analysis and news, designed to save time for busy corporate credit and procurement/supply-chain professionals and competes with Dun & Bradstreet. The service offers comprehensive commercial credit reports covering over 40,000 public companies worldwide. Over 30% of the Fortune 1,000 already use CreditRiskMonitor’s timely news alerts and reports that feature detailed analyses of financial statements, ratio analysis and trend reports, peer analyses, as well as the Company’s  proprietary FRISK® scores.

Safe Harbor Statement

Certain statements in this press release, including statements prefaced by the words "anticipates", "estimates", “believes", "expects" or words of similar meaning, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, expectations or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements, including, among others, those risks, uncertainties and factors referenced from time to time as "risk factors" or otherwise in the Company's Registration Statements or Securities and Exchange Commission Reports. We disclaim any intention or obligation to revise any forward-looking statements, whether as a result of new information, a future event, or otherwise.